CONSOLIDATED BALANCE SHEET

ALL FIGURES IN THOUSANDS OF US $

	As at March 31, 2006	As at December 30, 2005
	(unaudited)	(audited)

ASSETS
CURRENT ASSETS
Cash	$ 19,183	$ 12,345
Accounts receivable	298,062	287,225
Income taxes receivable	8,679	14,817
Inventories	280,385	279,265
Prepaid expenses	11,707	10,288
Funds held by ceding insurer	3,672	3,647
Future income taxes	26,057	26,060
	647,745	633,647

PROPERTY, PLANT AND EQUIPMENT	143,232	144,248
DEFERRED CHARGES	15,030	15,561
INTANGIBLE ASSETS	254,572	253,245
GOODWILL	485,483	481,518
OTHER ASSETS	10,508	10,750
ASSETS HELD FOR SALE	3,699	3,699
	$ 1,560,269	$ 1,542,668

LIABILITIES
CURRENT LIABILITIES
Bank indebtedness	$ 3,133	$ 4,828
Accounts payable and accrued liabilities	295,055	305,922
Income taxes payable	11,020	18,483
Balance of sale payable	–	4,946
Current portion of long-term debt	7,940	8,025
	317,148	342,204

LONG-TERM DEBT	448,586	439,634
BALANCE OF SALE PAYABLE	665	665
PENSION & POST-RETIREMENT BENEFIT OBLIGATIONS	19,544	19,081
FUTURE INCOME TAXES	65,193	62,986
OTHER LONG-TERM LIABILITIES	4,464	5,656

SHAREHOLDERS’ EQUITY
CAPITAL STOCK	162,525	162,503
CONTRIBUTED SURPLUS	4,256	3,639
RETAINED EARNINGS	502,336	478,155
CUMULATIVE TRANSLATION ADJUSTMENT	35,552	28,145
	704,669	672,442
	$ 1,560,269	$ 1,542,668

CONSOLIDATED STATEMENT OF INCOME

ALL FIGURES IN THOUSANDS OF US $, EXCEPT PER SHARE AMOUNTS

	Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)

Sales	$ 444,891	$ 465,624
Licensing and commission income	6,133	6,279
TOTAL REVENUE	451,024	471,903

EXPENSES
Cost of sales	349,916	362,734
Selling, general and administrative expenses	52,450	55,749
Depreciation and amortization	8,926	9,271
Research and development costs	2,281	2,190
Interest on long-term debt	7,774	7,920
Other interest	143	157
	421,490	438,021

Income before income taxes	29,534	33,882

Income taxes	5,353	6,677

NET INCOME	$ 24,181	$ 27,205

EARNINGS PER SHARE
Basic	$ 0.74	$ 0.83
Diluted	$ 0.74	$ 0.83

SHARES OUTSTANDING
Basic – weighted average	32,859,217	32,802,978
Diluted – weighted average	32,859,694	32,959,283

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

ALL FIGURES IN THOUSANDS OF US $

Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)

BALANCE, BEGINNING OF PERIOD	$ 478,155	$ 386,833
Net income	24,181	27,205

BALANCE, END OF PERIOD	$ 502,336	$ 414,038

CONSOLIDATED STATEMENT OF CASH FLOWS

ALL FIGURES IN THOUSANDS OF US $

	Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net income	$ 24,181	$ 27,205
Items not involving cash:
Depreciation and amortization	8,926	9,271
Amortization of deferred financing costs	398	402
Future income taxes	1,352	1,674
Stock based compensation	617	701
Pension and post-retirement defined benefit plans	605	488
Loss on disposal of property, plant and equipment	31	6
	36,110	39,747
Net change in non-cash balances related to operations:
Accounts receivable	(9,135)	(6,317)
Inventories	324	(13,776)
Prepaid expenses	(1,357)	297
Accounts payable and accruals and other liabilities	(13,018)	9,778
Income taxes	(1,472)	(2,831)
	(24,658)	(12,849)
CASH PROVIDED BY OPERATING ACTIVITIES	11,452	26,898

FINANCING ACTIVITIES
Bank indebtedness	(1,705)	(149)
Long-term debt	8,843	(8,705)
Issuance of capital stock	17	126
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	7,155	(8,728)

INVESTING ACTIVITIES
Acquisition of subsidiary companies	(4,946)	(4,946)
Additions to property, plant and equipment – net	(3,471)	(6,699)
Deferred charges	(1,843)	(2,296)
Funds held by ceding insurer	(25)	(54)
Intangible assets	(1,525)	(2,808)
CASH USED IN INVESTING ACTIVITIES	(11,810)	(16,803)

Effect of exchange rate changes on cash	41	(203)
INCREASE IN CASH	6,838	1,164
Cash, beginning of period	12,345	11,288
CASH, END OF PERIOD	$ 19,183	$ 12,452

SEGMENTED INFORMATION

ALL FIGURES IN THOUSANDS OF US $

Industry Segments

	For The Three Months ended March 31,
	Total	Juvenile			Home Furnishings		Recreational / Leisure
	2006	2005	2006	2005	2006	2005	2006	2005
Total Revenues	$451,024	$471,903	$ 240,093	$ 243,462	$ 133,727	$ 145,382	$ 77,204	$ 83,059
Cost of sales	349,916	362,734	171,997	174,832	116,993	123,197	60,926	64,705
Selling, general and administrative expenses	48,037	50,723	29,371	32,216	9,711	9,065	8,955	9,442
Depreciation & amortization	8,905	9,205	7,001	7,265	1,649	1,768	255	172
Research and development costs	2,281	2,190	1,511	1,611	770	579	–	–
Earnings from Operations	41,885	47,051	$ 30,213	$ 27,538	$ 4,604	$ 10,773	$ 7,068	$ 8,740
Interest	7,917	8,077
Corporate expenses	4,434	5,092
Income taxes	5,353	6,677
Net income	$ 24,181	$ 27,205

Geographic Segments – Origin of Revenues

	Three Months Ended March 31,
	2006	2005

Canada	$ 49,812	$ 51,693
United States	262,952	291,930
Europe	97,893	98,871
Other foreign countries	40,367	29,409
Total	$ 451,024	$ 471,903